EXHIBIT 99.1

FORM OF COINSTAR, INC. STOCK OPTION AGREEMENT

GRANT TO NON-EMPLOYEE DIRECTOR

THIS AGREEMENT is made between Coinstar, Inc. (“Coinstar”) and                          (“Non-Employee Director”).

GRANT:  Coinstar hereby grants you an Option to purchase                  shares (the “Shares”) of Coinstar common stock at the exercise price of $             per share (“Option”). The Option is granted outside Coinstar’s 1997 Amended and Restated Non-Employee Directors’ Stock Option Plan (the “Non-Employee Directors’ Plan”) and any other stock option or similar plan of Coinstar but, except as expressly provided otherwise herein, is subject to the terms and conditions of the Non-Employee Directors’ Plan. Capitalized terms that are not defined in this Agreement have the same meanings as in the Non-Employee Directors’ Plan.

GRANT DATE:  The effective date of grant of this Option is September 6, 2002 (the “Grant Date”).

NONQUALIFIED STOCK OPTION:  This Option is granted as a nonqualified stock option, which is not intended to qualify as an “incentive stock option” as that term is used under Section 422 of the Internal Revenue Code of 1986, as amended.

TERM:  The term of the Option is ten years from the Grant Date, unless sooner terminated as provided below.

EXERCISE AND TRANSFERABLITY:  The Option is not transferable except by will, by the laws of descent and distribution or pursuant to a domestic relations order and is only exercisable by you (or your guardian or legal representative, if applicable) during your lifetime or by a transferee pursuant to a domestic relations order.

TERMINATION OF OPTION:  The unvested portion of the Option will terminate automatically upon termination of your services as a Non-Employee Director or as an employee or consultant to the Company or an Affiliate. The vested portion of the Option will remain exercisable until the earlier of:

(a)  the tenth anniversary of the Grant Date; and

(b)  one year after termination of services.

It is your responsibility to be aware of the date on which the Option terminates and is no longer exercisable.

VESTING AND EXERCISABILITY:

The Option will vest and become exercisable according to the following schedule:

Period of Continuous Service From August 8, 2002 (“Vesting Commencement Date”)	Portion of Total Option Which Is Vested and Exercisable
One month from the Vesting Commencement Date	8.33%
Each month completed thereafter	An additional 8.33%
One year from the Vesting Commencement Date	100%

TERMS OF PAYMENT:  The Option price shall be payable in full at the time of exercise (a) in cash, (b) by personal check, (c) provided that the Company’s common stock is publicly traded, in Coinstar Common Stock (“Stock”) (which has been held for at least six months), (d) if permitted by law and by the Company at the time of exercise, through a broker-assisted cashless exercise procedure or (e) by any combination of the foregoing. Stock delivered as full or partial payment upon exercise shall be valued at the fair market value of the Stock on the date of exercise, where the term “fair market value” is defined as the closing price of Stock reported by the Nasdaq National Market on the date preceding the date of exercise.

DIVIDEND, STOCK SPLIT, COMBINATION OR RECLASSIFICATION:  If, from time to time, during the term of this Agreement, there is a stock dividend, stock split, combination of shares, or reclassification of Coinstar’s outstanding stock, then any and all new, substituted or additional shares to which you are entitled by reason of this Agreement shall be included in the word “Shares” for all purposes of this Agreement with the same force and effect as the Shares presently subject to this Agreement and there shall be a corresponding adjustment to the price for each Share.

CORPORATE TRANSACTION:  In the event of certain corporate transactions described in Section 10(b) of the Non-Employee Directors’ Plan, the Option will become fully vested and exercisable and will terminate to the extent not exercised prior to such event.

Please execute the acceptance and acknowledgment set forth below on the enclosed copy of this Agreement and return it to the undersigned. By your signature below, you also acknowledge receipt of the Non-Employee Directors’ Plan and the Plan Summary for such plan.

COINSTAR, INC.

By:

Its:

ACCEPTED AND ACKNOWLEDGED:

NON-EMPLOYEE DIRECTOR